Exhibit 99

FARMER MAC AND CFC NEWS

FOR IMMEDIATE RELEASE	CONTACTS
February 15, 2007	Farmer Mac:
Mary K. Waters
202-872-7700
CFC:
Rhonda Smith
703-709-6895

Farmer Mac and CFC Close $365 Million Transaction

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac) (NYSE: AGM and AGM.A) and the National Rural Utilities Cooperative Finance Corporation (CFC) today jointly announced the sale by CFC of $365 million of distribution cooperative mortgage loans and the purchase by Farmer Mac of mortgage-backed securities representing beneficial ownership interests in those loans. The asset sale demonstrates CFC’s portfolio liquidity, improves loan pricing to its rural electric cooperative members and advances Farmer Mac’s role in financing rural America. The structure of the transaction is consistent with parameters approved by Farmer Mac’s federal regulator, the Farm Credit Administration.
Farmer Mac is a stockholder-owned instrumentality of the United Sates chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, and to facilitate capital market funding for USDA guaranteed farm program and rural development loans. CFC is a privately owned, non-governmental organization that provides low-cost capital and state-of-the-art financial products and services to approximately 1,000 electric cooperatives that serve rural communities and support agriculture in 47 states across the United States.
Additional information about Farmer Mac is available on Farmer Mac’s Web site at www.farmermac.com. Additional information about CFC is available on CFC’s Web site at www.nrucfc.coop.